Exhibit 99.1
SIMON WORLDWIDE STOCKHOLDERS RE-ELECT BOARD OF DIRECTORS AND
APPROVE NON-BINDING STOCKHOLDER PROPOSAL
     Los Angeles CA, July 20, 2007 — Simon Worldwide, Inc. (OTC: SWWI) held its 2007 Annual Meeting of Stockholders on July 19, 2007 at which all of the existing members of the Board of Directors were re-elected. Following the meeting, the Board of Directors continues to be: Joseph W. Bartlett and Allan I. Brown, each serving as Class I Directors; Greg Mays, Erika Paulson and Ira Tochner, each serving as Class II Directors; and Joseph Anthony Kouba and Terrence Wallock, each serving as Class III Directors.
     Also at the meeting, a non-binding stockholder proposal was approved by the holders of 56.9% of the shares voted on the proposal (or 33.5% of the outstanding shares of Simon Worldwide), recommending the Board of Directors approve a recapitalization of Simon Worldwide, in which the issued and outstanding shares of Preferred Stock of Simon Worldwide would be converted into shares of Common Stock equal to 70% of the resulting issued and outstanding shares of Common Stock, and submit the proposal for approval by the stockholders of Simon Worldwide.
     J. Anthony Kouba, Simon Worldwide’s Chief Executive Officer, said, “We are pleased at the re-election of our Board of Directors. The Board will consider the proposed recapitalization as recommended in the stockholder proposal, and will discuss the proposed recapitalization with Yucaipa, the holder of the Preferred Stock of Simon Worldwide.”